NOTIFICATION OF THE REMOVAL FROM LISTING AND
REGISTRATION OF THE STATED SECURITIES

The New York Stock Exchange hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on November 16, 2009, pursuant to the provisions of Rule 12d2-2 (a) 17CFR240.12d2-2(a)(3)

The removal of (Old) Common Stock of Merck
& Co., Inc., is being effected because
the Exchange knows or is reliably informed that on November 3, 2009 the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment.

The merger between Merck & Co., Inc. and
Schering-Plough Corportaion became effective on
November 3, 2009.  Each share of Common Stock of
Merck & Co. was converted for one share of (New)
Merck & Co., Inc. Common Stock.

The security was suspended by the
Exchange on November 4, 2009.